Exhibit 10.30

Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential.

FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

JOINT INVESTMENT AGREEMENT

THIS JOINT INVESTMENT AGREEMENT (this “Agreement”) is made as of MARCH 31, 2023, between FLOCK FINANCIAL, LLC, a Delaware limited liability company (the “Company”), and DISTRESSED ASSET PORTFOLIO I, LLC, an Ohio limited liability company (“SPV” or the “Client”). The Company and SPV are each referred to as a “Party” and collectively constitute the “Parties” to this Agreement.

RECITALS

WHEREAS, the Company and SPV desire to jointly invest in the portfolio of charged-off consumer debt receivables set forth on Exhibit A to this Agreement on the terms and conditions set forth herein (the “Investment”);

WHEREAS, SPV Parent is an experienced servicer of charged-off consumer debt receivables similar to those represented by the Investment and has infrastructure and operational expertise in the collection of charged-off consumer debt receivables, and has formed SPV as a single purpose entity to purchase portfolios such as the Investment;

WHEREAS, SPV has provided the Company with a detailed synopsis of the qualitative and topographical features of the Investment, a detailed summary of the terms and conditions of the acquisition documentation associated with the Investment (including the Purchase Price (as defined below)) and the intended strategy with respect to SPV’s recovery program regarding the Investment;

WHEREAS, the Company desires to invest a portion of the Purchase Price associated with the Investment with SPV pursuant to the terms and conditions outlined in this Agreement; and

WHEREAS, in consideration of such investment of Company Funds, the Parties will enter into the Security Agreement (as defined below), granting the Company a security interest in the Investment to secure the payment of all Company Investment Proceeds, returns and payments to the Company set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

SECTION 1
definitions

1.1            Defined Terms. The following capitalized words and phrases used in this Agreement have the indicated meanings:

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, or employee of such Person, or (iii) any Person who is an officer, director, or employee of any Person described in clause (i) of this definition.

“Agreement” means this Joint Investment Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Joint Investment Agreement as a whole, unless the context otherwise requires.

“Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions in Atlanta, Georgia or New York, New York are authorized or obligated by law or executive order to be closed.

“Client” has the meaning set forth in the introductory paragraph of this Agreement.

“Client Funds” has the meaning set forth in Section 2.1 hereof.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Funds” has the meaning set forth in Section 2.1 hereof.

“Control Account” means the bank account at a nationally recognized bank established solely for the purpose of (i) receiving semi-monthly periodic deposits from SPV related to payments on the Investment, and (ii) distributing amounts per the Company’s instructions pursuant to Section 4.1.

“Direct Payments” means payments forwarded to SPV or SPV Parent from Seller pursuant to the Purchase Agreement in connection with payments received by the Seller from the underlying account holder, whether in error or for any other reason.

“Entity” means any corporation, partnership, limited liability company, trust or other legal entity.

“Excluded Expenses” means out-of-pocket fees and expenses including: (i) indemnification expenses paid to the “Special Manager” pursuant to Section 2.10 of the SPV Operating Agreement; (ii) retaining an Independent Manager pursuant to Exhibit B of the Debt Buyer Operating Agreement including potential fees paid to a nationally recognized service company that provides professional independent directors and independent managers in the ordinary course of its business, (iii) professional fees related to the filing of tax returns with applicable tax authorities, and (iv) otherwise mutually agreed to in writing by Debt Buyer and the Company.

“Flock Investment Agreements” refers collectively to this Agreement and all other Joint Investment Agreements entered into with SPV or any Affiliate of SPV by the Company and any other company managed or co-managed by the Company for the purpose of investing in portfolios of charged-off consumer debt receivables.

Page 2 of 19	FLOCK Unifund Joint Investment Agreement March 31, 2023

FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

“Investment” has the meaning set forth in the Recitals to this Agreement.

“Investment Expenses” means out-of-pocket fees and expenses incurred by SPV in fulfillment of its obligations set forth in Section 3 with respect to the Investment, including the payment of Service Providers and the fees and expenses incurred in connection with the compliance of SPV with regulatory licensure requirements under applicable law relating to the acquisition and servicing of the Investment. The aggregate Investment Expenses incurred by SPV and taken into account for purposes of calculating the Management Fee and Investment Proceeds shall be subject to the limitations set forth in Section 3.4. Investment Expenses shall specifically exclude the payment of Company Funds and the Return to the Company as well as any Excluded Expenses. For the avoidance of doubt, a sale to a third party of a portion or all of Investment (sale of a sub-set of accounts or an outright portfolio sale) shall not be subject to a client servicing fee (i.e., contingency fee).

“Investment Funds” means the Company Funds and the Client Funds, collectively.

“Investment Proceeds” means Investment Revenue, in excess of (i) Investment Expenses, Excluded Expenses, (iii) the Management Fee and (iv) reasonable reserves established by SPV in consultation with the Company for anticipated Investment Expenses and Excluded Expenses.

“Investment Proceeds Shortfall” has the meaning set forth in Section 4.3 hereof.

“Investment Revenue” means all proceeds received by SPV in respect of the Investment, including all refunds from Seller in connection with Put Back Accounts and any forwarded Direct Payments.

“Joint Investment Agreement Default” means the occurrence of any one or more of the following events: (i) if the Company fails to receive any Mandatory Return when due; (ii) if the Company has not received Investment Proceeds pursuant to Section 4.1 as of the completion of the 28 months from the execution of this Agreement sufficient to reduce the Company’s Unreturned Investment Account and Return Account to zero; (iii) upon any breach of any term, condition or covenant set forth in Section 5.2(d), (e) or (i) of this Agreement, including, without limitation, the failure of SPV to maintain its status as a Single Purpose Entity; (iv) upon any breach of any other item, condition or covenant of this Agreement by SPV, including, without limitation, any failure by SPV to satisfy the standard of conduct applicable thereto as set forth in Section 3.3, and such breach or failure shall remain uncured for fourteen (14) days or more following delivery of written notice thereof by the Company to SPV; (v) the filing of any petition in bankruptcy by SPV; (vi) the filing of a petition in bankruptcy against SPV that is not dismissed within ninety (90) days; (vii) the application for appointment of a receiver for, making a general assignment for the benefit of creditors by, or insolvency of SPV; or (viii) upon any “Event of Default” under the Security Agreement (as such term is used therein).

“Joint Investments” means, collectively, the Investment and all other joint investments of the parties under the other Flock Investment Agreements.

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

“JV Documents” means this Agreement and the Security Agreement, together with UCC-1 financing statements showing Client as debtor and the Company as a secured party and any other document or agreement evidencing the investment of Company Funds or the collateral securing the investment of Company Funds.

“Management Fee” has the meaning set forth in Section 3.6 hereof.

“Mandatory Return Date” means a date on which a Mandatory Return is due, as set forth in the definition of “Mandatory Returns.”

“Mandatory Returns” means with respect to the Company’s Unreturned Investment Account, mandatory payments of Investment Proceeds that are sufficient to reduce Company’s Unreturned Investment Account to meet the following as of each respective Mandatory Return Date:

Mandatory Return Date	Maximum Size of Company’s Unreturned Investment Account
[***********]	[****]
[***********]	[****]
[***********]	[****]
[***********]	[****]

“Obligor” means each signer, co-signer, guarantor or other Person responsible for payment on an Investment receivable account.

“Performing Joint Investment” means any Joint Investment with respect to which the Company’s Unreturned Investment Amount and accrued interest thereon have been paid in full.

“Person” means any individual or Entity.

“Purchase Agreement” means the Purchase Agreement pursuant to which Client is obligated to acquire the Investment.

“Purchase Price” has the meaning set forth in Section 2.1 hereof.

“Put Back Accounts” means such accounts which, subsequent to their purchase by SPV, are deemed to be ineligible or otherwise incorrectly purchased pursuant to the Purchase Agreement, resulting in a refund of the Purchase Price via a cash remittance to SPV or SPV Parent from the Seller.

“Remittance Report” means a report submitted monthly by SPV to the Company (i) listing deposits into and disbursements out of the Trust Account, and (ii) calculating all Investment Expenses and Excluded Expenses due to SPV for the period covered by such report. All such amounts shall be identified by Investment.

Page 4 of 19	FLOCK Unifund Joint Investment Agreement March 31, 2023

FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

“Return” means an amount computed like interest at a rate of [**]% PER ANNUM, compounded annually, calculated on the varying amount of such Party’s Unreturned Investment Account during the period to which the computation relates. The Return computation shall continue indefinitely (i.e. there is no termination date for accrual of the Return).

“Return Account” means with respect to any Party at any time, the excess, if any, of such Party’s Return through such time over the total amount of cash distributed to such Party prior to such time pursuant to Sections 4.1(a)(i) and 4.1(b)(i), in the case of the Company, or Sections 4.1(a)(i) and 4.1(b)(iii), in the case of SPV.

“Security Agreement” means the Security Agreement, dated on or about the date hereof, made by the Client in favor of the Company in substantially the form attached hereto as Exhibit D.

“Seller” means the seller of the Investment under the terms and conditions of the Purchase Agreement.

“Service Providers” means attorneys, collection agents, servicers and other service providers engaged by SPV hereunder to service, administer and/or commence collection actions, foreclosure proceedings, collection services and/or other similar actions with respect to the Investment.

“Single Purpose Entity” means a Person (other than an individual, a government, or any agency or political subdivision thereof) that exists solely for the purpose of owning the investments of Company Funds, conducts business only in its own name, does not engage in any business or have any assets unrelated to the investments of Company Funds, does not have any indebtedness other than as permitted by the Flock Investment Agreements, has its own separate books, records, and accounts (with no commingling of assets), holds itself out as being a Person separate and apart from any other Person, and observes corporate and partnership formalities independent of any other entity, and which otherwise constitutes a single purpose, bankruptcy remote entity.

“Special Manager” has the meaning set forth in the SPV Operating Agreement. “SPV” has the meaning set forth in the introductory paragraph of this Agreement.

“SPV Members” means Credit Card Receivables Fund Inc. and ZB Limited Partnership, Affiliates of SPV Parent.

“SPV Operating Agreement” means that certain Amended and Restated Limited Liability Company Operating Agreement of SPV dated as of January 19, 2011, as amended, attached hereto as Exhibit E.

“SPV Parent” means Unifund CCR, LLC, an Affiliate of SPV.

“Trigger Event” means that SPV Parent is not a party to any senior secured credit facility which, by its terms, prohibits SPV Parent from entering into guarantees of the type contemplated under Section 7.2.

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

“Trust Account” means the account at a nationally recognized bank established by SPV solely for the purpose of (i) receiving payments from Obligors of charged-off consumer debt receivables relating to the Investment, and (ii) distributing amounts per the Company’s instructions pursuant to Section 4.1.

“Unreturned Investment Account” means, with respect to each Party at any time, the excess, if any, of such Party’s respective portion of the Investment Funds over the total amount of cash distributed to such Party prior to such time pursuant to Sections 4.1(a)(ii) and 4.1(b)(ii), in the case of the Company, or Sections 4.1(a)(ii) and 4.1(b)(iv), in the case of SPV.

SECTION 2
THE INVESTMENT

2.1            The Investment Purchase Price. The aggregate purchase price with respect to the Investment is $[**********] the “Purchase Price”). Each Party’s respective portion of the Purchase Price is as follows:

Party	% of Purchase Price		$ Amount
The Company	[***]	%	$	[*********]
The Client	[***]	%	$	[*********]
Total	100.0%		$	[*********]

Upon execution of this Agreement, the Client shall fund [***]% of the Purchase Price to the Seller via wire transfer of immediately available funds in accordance with the wire transfer instructions contemplated by the Purchase Agreement (the “Client Funds”). Upon execution of this Agreement and the delivery of the Client Funds to the Seller as contemplated by the preceding sentence, the Company shall cause an amount equal to [***]% of the Purchase Price to be delivered to SPV in accordance with the wire transfer instructions delivered to the Company prior to the execution of this Agreement (the “Company Funds”), and SPV shall immediately deliver such Company Funds to the Seller via wire transfer of immediately available funds in accordance with the wire transfer instructions contemplated by the Purchase Agreement. The Company Funds shall be deemed to have been delivered to the Seller on behalf, and at the direction, of SPV. The investment of Company Funds shall constitute an investment with SPV from the Company, which such investment of Company Funds shall be returned in accordance with Section 4.1 of this Agreement and secured pursuant to the Security Agreement to be delivered in accordance with Section 7.3 of this Agreement.

2.2            Acquisition of the Investment. Upon execution of this Agreement, SPV shall consummate the acquisition of the Investment for an amount equal to the Purchase Price in accordance with the terms and conditions of the Purchase Agreement. Upon acquisition thereof by SPV, SPV shall hold good and valid title to the Investment free and clear of all liens or other encumbrances, subject to the security interest contemplated by the Security Agreement.

Page 6 of 19	FLOCK Unifund Joint Investment Agreement March 31, 2023

FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

SECTION 3
SERVICING OF THE INVESTMENT

3.1            Servicing of the Investment. SPV shall collect, administer and service the Investment and shall have full power and authority, to the extent not limited hereunder, to do or cause to be done any and all things permissible under applicable law in connection with such servicing, administration and collection as may be necessary or desirable to optimize the recoverable value of the Investment. In the performance of its duties under this Agreement, SPV may engage Service Providers.

3.2            Servicing, Administration and Collection Duties. Without limiting the generality of Section 3.1, SPV’s servicing, administration and collection duties under this Agreement shall be subject to the duties set forth below.

(a)            SPV shall undertake all commercially reasonable efforts to collect or otherwise realize upon the Investment being serviced hereunder. In that connection, SPV shall be solely responsible for the collection and posting of all payments, responding to inquiries of obligors associated with the Investment, investigating delinquencies, sending statements to obligors associated with the Investment, reporting any required tax information to such obligors, reporting any required credit information on obligors to the credit bureaus, accounting for proceeds collected on account of any portion of the Investment, monitoring the status of any guaranties or insurance policies relating to the Investment, commencing and pursuing collection actions, entering into agreements for the settlement, compromise or satisfaction of any claims relating to the Investment with one or more obligors associated therewith and such other practices and procedures as are generally employed in servicing, administering and collecting similar accounts, loan portfolios and other receivables. To the extent that SPV, in the performance of its duties and responsibilities under this Agreement, engages Service Providers, SPV shall also have sole responsibility for compensating, monitoring and managing the activities and actions of such attorneys and ensuring that such activities and actions are in compliance with provisions of this Agreement.

(b)            SPV will instruct its Service Providers to submit electronic transfer payments directly to the Trust Account. Service Providers will also be instructed that payments received by mail should be deposited into the Trust Account no later than the first Business Day after such amounts are received.

(c)            SPV shall maintain detailed records with respect to each account forming a portion of the Investment, the amount and application of any funds received with respect thereto, or other realization upon such account and documentation of all servicing, administration and collection efforts and activities with respect to such account including (i) all Direct Payments and (ii) any refund payments in connection with Put Back Accounts.

(d)            On a monthly basis, SPV shall provide the Company with an electronic file of the collection results for the period then ended for purposes of updating the Investment information.

(e)            On a monthly basis and within ten (10) days of the final day of each calendar month or, if such tenth day is not a Business Day, the next following Business Day, SPV will send to the Company an electronic file constituting a backup of the accounts and account level data sufficient to service the accounts inclusive of current status, settlement or payment arrangement as applicable, demographic information, placement location and account balances due.

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

(f)            SPV shall provide a monthly accounting of the calculation of Investment Proceeds to the Company, together with supporting documentation evidencing the sources and uses of all proceeds from the Investment for such monthly period.

(g)            SPV shall ensure that all Put Back Accounts are submitted to Seller in a timely manner and in a manner sufficient to recover and receive refund payments pursuant to the Purchase Agreement. Should SPV, for any reason, fail to exercise its full rights in connection with Put Back Accounts pursuant to the Purchase Agreement, SPV shall be obligated to remit a cash payment as Investment Revenue in an amount equal to the estimated refund amount for such Put Back Accounts. For the avoidance of doubt, such cash payment from SPV shall not be required with respect to accounts where SPV has attempted to exercise its rights with respect to Put Back Accounts in a timely manner but Seller disputes or denies an actual refund payment.

3.3            Duties of SPV. SPV agrees that it shall manage, service, administer, collect and pursue enforcement proceedings with respect to the Investment in accordance with the degree of skill, prudence and attention that is customary and usual for institutions that regularly service and collect comparable accounts and, to the extent more exacting, with the degree of skill, prudence and attention that SPV exercises from time to time with respect to comparable assets that it services for itself or for others. No appointment of any Service Provider or engagement of any Service Provider for collection litigation or other purposes by SPV shall relieve SPV of any of its duties or responsibilities under this Agreement, including without limitation, its servicing responsibilities hereunder.

3.4            Cap on Investment Expenses; Affiliated Service Providers. Notwithstanding anything herein to the contrary, the aggregate Investment Expenses incurred by SPV under this Agreement shall not exceed the limitations set forth on Exhibit B. Any Investment Expenses incurred in excess of such limitations shall be borne by SPV and shall not be taken into account for purposes of calculating the Management Fee or Investment Proceeds, unless otherwise mutually agreed by the Parties in writing. To the extent such engagement is in compliance with SPV’s duties set forth in Section 3.3 above, SPV may engage one or more of its Affiliates as a Service Provider and such Affiliate may receive compensation from Investment Proceeds, provided that (i) any such compensation shall constitute Investment Expenses for purposes of this Agreement and shall be subject to the limitations set forth in this Section 3.4, (ii) the fees payable to SPV’s Affiliate are at market rates and (iii) the other terms and conditions of such arrangement are no less favorable than those generally available from unaffiliated third parties for a comparable level of service and quality.

3.5            Investment Expenses. SPV shall cause all Investment Expenses and Excluded Expenses to be paid from the Investment or proceeds received by SPV in respect of the Investment.

3.6            Company Management Fee. SPV shall pay to the Company as compensation for certain management and other advisory services in connection with the Investment a monthly management fee (the “Management Fee”) beginning as of the date of this Agreement and continuing until the earlier of (i) the date as of which the Investment has been fully collected and (ii) the date as of which the Parties agree in writing that the remaining portion of the Investment should be abandoned. The Management Fee shall be payable monthly in arrears within ten calendar days following the final day of each calendar month. Each monthly Management Fee shall be an amount equal to [***]% of the Investment Revenue received by SPV in connection with the Investment during the applicable calendar month.

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

3.7            Replacement of Servicer. Following the occurrence of a Joint Investment Agreement Default, the Company shall have the right, at its option, at any time or from time to time, to revoke the control of any or all of the servicing, administration and collection duties as to the Investment otherwise assigned to SPV under Sections 3.1 and 3.2 hereof, and may assign any or all of such duties to another Person selected by the Company in its sole and absolute discretion. In such event, SPV shall cooperate with the Company and such replacement servicer to effectuate the transition of such services as efficiently as practicable, including providing such successor servicer with all records, in electronic or other form, reasonably requested by it to enable such successor servicer to assume the servicing functions in respect of the Investment.

SECTION 4
PAYMENT OF INVESTMENT PROCEEDS

4.1            Payments of Investment Proceeds. Each month, SPV will transfer the estimated Investment Proceeds for the month’s initial 15-day collection period from the Trust Account to the Control Account by no later than the 20th calendar day of the month. On the 5th day following month end, SPV will transfer the remaining estimated Investment Proceeds for the month from the Trust Account to the Control Account and provide the Company with a Remittance Report, together with applicable bank reconciliations and other supporting materials, sufficient to allow the Company to confirm that such Remittance Report is correct.

Upon receipt of the Remittance Report and confirmation by the Company that the amounts are correct, the Company will instruct SPV to disburse funds in accordance with the (approved) Remittance Report using amounts then residing in the Control Account; provided, however, that in the event of a dispute regarding amounts owed as set forth in the Remittance Report, SPV will be required to disburse funds pursuant to the Company’s calculation of such amounts (and not in accordance with the unapproved Remittance Report), and the Company’s calculation of such amounts shall be conclusive absent manifest error. Investment Proceeds from the Investment will be paid by SPV in accordance with the provisions (below) of this Section 4.1 within ten (10) days of the final day of each calendar month or, if such tenth day is not a Business Day, the next following Business Day.

In the event SPV fails to remit Investment Proceeds on the aforementioned due dates, SPV will be charged a penalty of $[*****] per day that such remittance is late.

(a)            Investment Proceeds will be paid to the Parties in the following priority:

(i)            first, [***]% to the Company in proportion to and to the extent of its respective Return Account;

(ii)           second, [***]% to the Company in proportion to and to the extent of its respective Unreturned Investment Account; and

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

(iii)          thereafter, [***]% to the Company and [***]% to SPV.

(b)            Notwithstanding anything in Section 4.1(a) to the contrary, upon the occurrence of a Joint Investment Agreement Default in accordance with Section 4.2 below, the payment of Investment Proceeds to the Parties shall be made in the order of priority set forth in this Section 4.1(b), which shall be effective with respect to the next regularly scheduled payment of Investment Proceeds and each payment of Investment Proceeds thereafter. The order of priority shall be as follows:

(i)            first, [***]% to the Company to the extent of the Company’s Return Account;

(ii)           second, [***]% to the Company to the extent of the Company’s Unreturned Investment Account;

(iii)          thereafter, [***]% to the Company and [***]% to SPV.

4.2            Joint Investment Agreement Default. SPV shall provide written notice to the Company of the occurrence of a Joint Investment Agreement Default within five Business Days of the SPV’s knowledge of the Joint Investment Agreement Default. Upon the occurrence of any Joint Investment Agreement Default or at any time thereafter, the Company may exercise any or all of the rights and powers and pursue any and all of the remedies available to it hereunder and under the Security Agreement, and shall have and may exercise any and all rights and remedies available under any other provision of law or in equity including without limitation the remedies of a secured party under the Uniform Commercial Code of New York, as applicable to the Collateral (as defined in the Security Agreement). If any amounts due hereunder are not repaid when due in accordance with this Agreement, SPV agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees and legal expenses, all of which are secured by the Collateral.

Notwithstanding the foregoing: (A) upon a Joint Investment Agreement Default described in subsections (v), (vi) or (vii) of the definition thereof (i.e., bankruptcy and insolvency), the Company Funds and any and all other amounts due and payable under this Agreement and the other JV Documents shall become immediately due and payable without notice or demand; (B) in the event any Joint Investment Agreement Default described in subsection (i) thereof occurs due to a failure to achieve a Mandatory Return at the Mandatory Return Dates of month 7 or month 14, Investment Proceeds will be paid according to the provisions of Section 4.1(b) until the beginning of the next Mandatory Return Date (Month 14 in the event of a Default at Month 7 and Month 21 in the event of a Default at Month 14) and if the Mandatory Return threshold is then achieved at such subsequent Mandatory Return Date, the provisions of Section 4.1(a) will be restored for determining allocation of the Investment Proceeds; and (C) in the event of any Joint Investment Agreement Default described in subsections (iii) and (iv) of the definition thereof (i.e., breach of covenants), the Company shall have a period of 60 calendar days from the occurrence of such Joint Investment Agreement Default to deliver a written notice to SPV electing for the payment of Investment Proceeds to be made in accordance with the waterfall set forth in Section 4.1(b) above.

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

4.3            Cross Collateralization of Flock Investment Agreements. If at the completion of the 28th month following the execution of this Agreement or any other Flock Investment Agreement, the Investment Proceeds from the underlying Joint Investment pursuant to such Flock Investment Agreement are insufficient to repay the Company’s Unreturned Investment Account in respect of that Joint Investment and accrued interest thereon (the “Investment Proceeds Shortfall”), then the Company shall have the right to direct SPV to pay and apply Investment Proceeds collected with respect to all Performing Joint Investments to the Joint Investment in which the Investment Proceeds Shortfall has occurred until the Unreturned Investment Account on that Joint Investment has been paid in full. For the avoidance of doubt, amounts applied from a Performing Joint Investment to reduce an Investment Proceeds Shortfall shall not be viewed as a further investment by SPV (i.e., the amount applied against the Investment Proceeds Shortfall shall not increase SPV’s Unreturned Investment Account for such Joint Investment). The determination of which Performing Joint Investments will be used to make up any Investment Proceeds Shortfall shall be made by the Company in its sole and absolute discretion.

4.4            Tax Classification. The Company and SPV acknowledge their intention to treat for federal income tax purposes the arrangement between themselves as a joint venture (or joint ventures, as applicable) taxable as a partnership (partnerships), and for the Company to file all necessary federal income tax returns for such partnership(s) on an annual basis. The Company and SPV further acknowledge their intention to allocate all items of income, gain, loss, deduction and credits of such partnership(s) between themselves in a manner consistent with their economic arrangements (as reflected in Section 4.1), as mutually agreed upon by the Company and SPV. The Company is hereby designated as the “partnership representative” (as contemplated under the Internal Revenue Code of 1986, as amended) for the partnership referenced by this Section 4.4.

4.5            Right of Inspection. Upon request and after reasonable prior written notice from the Company, SPV will permit any Person designated by the Company, at the Company’s expense, to visit, audit and inspect, or to separately request delivery of financial and compliance related information regarding any of the properties, books, internal accounting and financial controls, bank accounts and financial reports of SPV. Company shall also be permitted to inquire and receive formal responses regarding the affairs, financial condition, ownership structure, collection processes and regulatory compliance of SPV, all at such reasonable times during ordinary business hours of SPV and as often as the Company may reasonably request for the purpose of determining compliance with this Agreement, or the status of the Investment; provided, however, that the Company will use reasonable efforts to conduct any such examinations, audits or inspections, or to make any requests for information, so as to minimize disruptions to the

SECTION 5
REPRESENTATIONS AND WARRANTIES; COVENANTS

5.1            Representations and Warranties of SPV. SPV hereby represents and warrants to the Company as follows:

(a)            Client is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is (or will be prior to the date required by applicable law) duly qualified, fully licensed and authorized as a passive debt buyer, and as otherwise required to hold title to the Investment and to carry out all of its other obligations hereunder, in the states and jurisdictions that require it. Client will ensure that its Service Providers are duly qualified and licensed to conduct collection activities with respect to the Investment and are in good standing in each jurisdiction in which such qualification or licensing is necessary as a condition to conducting collection activities with respect to the Investment and where failure to obtain such licensing or qualification would have a material adverse effect on Client. Client has all requisite power and authority to own and operate its properties, carry out its business as presently conducted and as proposed to be conducted and to enter into and discharge its obligations under this Agreement, the Purchase Agreement, and the JV Documents to which it is a party;

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

(b)            the execution and delivery by Client of this Agreement, the Purchase Agreement, and the JV Documents to which it is a party and performance and compliance by Client with such agreements have been duly authorized by all necessary action on the part of Client and will not violate Client’s organizational documents or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Client is a party or by which it or its properties may be bound or affected;

(c)            this Agreement, the Purchase Agreement, and the JV Documents to which it is a party constitute the valid, legal and binding obligations of Client, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law);

(d)            as of the date hereof, no litigation is pending or, to Client’s knowledge, threatened against Client, the consequences of which would prohibit its entering into this Agreement, the JV Documents or the Purchase Agreement or that would materially and adversely affect the condition (financial or otherwise) or operations of Client or its properties or the consequences of which would materially and adversely affect its performance hereunder or under the Purchase Agreement or the JV Documents to which it is a party;

(e)            all actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses required to be taken, given or obtained, as the case may be, by or from any federal, state or other governmental authority or agency, that are necessary or advisable in connection with the execution and delivery by Client of this Agreement, the Purchase Agreement, and the JV Documents to which it is a party have been duly taken, given or obtained, as the case may be, are in full force and effect on the date hereof, are not subject to any pending proceedings or appeals (administrative, judicial or otherwise) and either the time within which any appeal therefrom may be taken or review thereof may be obtained has expired or no review thereof may be obtained or appeal therefrom taken, and are adequate to authorize this Agreement, the Purchase Agreement, and the JV Documents and the performance by Client in all material respects of its obligations under this Agreement, the Purchase Agreement, and the JV Documents to which it is a party;

(f)            Client has paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by it, other than any taxes the payment of which is being contested in good faith and by proper proceedings and for which adequate reserves have been set aside on Client’s books. Client has filed all federal, and all state and local tax returns that would require payment of any material tax that, to the knowledge of the officers of Client, are required to be filed, and Client has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due except to the extent SPV is contesting the same in good faith and through appropriate and timely proceedings and has set aside adequate reserves for the payment thereof;

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

(g)            other than as contemplated by this Agreement, the Purchase Agreement or the JV Documents, Client has no ownership interest in the Investment and Client has not granted, or attempted to grant, to any other Person any security interest in the Investment, and no financing statement naming SPV as debtor and covering the Investment is on file in any office;

(h)            Client has delivered to the Company a copy of the executed Purchase Agreement together with all applicable amendments or modifications thereto;

(i)            SPV has delivered to the Company a certificate of its secretary certifying (a) SPV’s valid corporate existence, (b) the status of SPV as a Single Purpose Entity, including specific affirmations that it will remain as such, (c) the current SPV Operating Agreement, (d) its current Certificate of Formation or Articles of Organization, as the case may be, (e) the resolutions of the board of managers or other governing authority and of the members or other equity holders of SPV approving the transactions contemplated hereby, (f) the solvency of SPV, (g) the absence of pending litigation against SPV, and (h) the incumbency of officers executing documents on behalf of SPV;

(j)            SPV and the SPV Members have entered into the SPV Operating Agreement, such SPV Operating Agreement is in full force and effect, and such SPV Operating Agreement has not been amended or modified since its enactment other than as reflected in the SPV Operating Agreement attached hereto as Exhibit E; and

(k)            SPV is a Single Purpose Entity, wholly-owned by the SPV Members.

5.2            Covenants of Client. Client will comply with the following covenants, and will cause the following covenants to be complied with, unless the Company shall otherwise consent in writing:

(a)            Client will preserve and maintain its legal existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner;

(b)            Client shall obtain prior to the date required, and preserve and maintain, all licenses and authorizations necessary to purchase, manage and administer consumer debt and other obligations from time to time constituting the Investment and all of its other obligations hereunder in each state in which such licensing is required;

(c)            Client will report all Investment Revenue related to the Investment, including Direct Payments and refund payments in connection with Put Back Accounts;

(d)            Client will conduct all collection activities and all sales, transfers and dispositions relating to the Investment on an arms-length basis;

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

(e)            Client will not create, or attempt to create, any pledge, lien, security interest, assignment or transfer upon or in any portion of the Investment, or assign or otherwise convey, or attempt to assign or otherwise convey, any right to receive collections or other income with respect thereto; for the avoidance of doubt, this covenant shall apply to a sale of the Investment (both a partial sale of accounts or a sale of the entire portfolio) unless Client receives written authorization from the Company in the form of Exhibit F (Notice & Consent Form for Sale of Investment).

(f)            On a monthly basis and within ten (10) days of the final day of each calendar month or, if such tenth day is not a Business Day, the next following Business Day, SPV will send to the Company an electronic file constituting a backup of the accounts and account level data sufficient to service the accounts inclusive of current status, settlement or payment arrangement as applicable, demographic information, placement location and account balances due.

(g)            SPV will not, nor will the SPV Members permit SPV to, (i) sell, lease, assign, transfer or otherwise dispose of all or a substantial part of its assets or membership interests (whether in one transaction or in a series of transactions) to any other Person, provided, however, that upon at least ten (10) days’ prior written notice to the Company, the SPV Members may assign or transfer ownership of SPV to any other entity directly or indirectly controlling, controlled by or under common control with David G. Rosenberg, Jay Zises, and/or Sig Zises, or (ii) liquidate, dissolve or suspend its business operations;

(h)            SPV not will consolidate with or merge into any Person, or permit any other Person to merge into it, nor will SPV acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, unless, with respect to SPV, such transaction is permitted or otherwise approved by the Special Manager of SPV under the SPV Operating Agreement;

(i)            SPV will not accept or receive or agree to accept or receive any rebate, refund, commission, fee (other than as a Service Provider), kickback or rake-off, including any payments under a so-called “Balance Transfer” program, whether cash or otherwise and whether paid by or originating with an obligor associated with the Investment or any other party (including but not limited to brokers and agents), as a result of or in any way in connection with collection activities related to the Investment or in connection with the sale, disposition, transfer or servicing of the Investment;

(j)            SPV shall, and shall cause its Service Providers to, undertake all reasonable efforts to collect or otherwise realize upon the Investment in accordance with the collections plan attached hereto as Exhibit C, which has been previously provided to the Company;

(k)            SPV shall preserve and keep in full force and effect its existence as, and at all times operate as, a Single Purpose Entity, and shall not amend, alter or modify its SPV Operating Agreement or change, transfer or assign any of its ownership or management interests during the term of this Agreement. A violation of this provision shall be deemed a material default; provided, however, that if the Special Manager of SPV fails to approve a change to the SPV Operating Agreement that is proposed by SPV in response to a notice delivered by the Company pursuant to Section 4.2, and such change to the SPV Operating Agreement would otherwise cure the Joint Investment Agreement Default set forth in such notice, then, provided that the Company’s consent to such amendment is required in its capacity as Special Manager, the facts, circumstances and events set forth in such notice shall not constitute a Joint Investment Agreement Default;

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

(l)            SPV will not terminate, amend or modify the Purchase Agreement solely with respect to the Investment without the prior written consent of the Company; and

(m)            SPV will not, and will ensure that the Service Providers will not, refer to or use the name “Flock Financial” or any derivative thereof or other name confusingly similar thereto in connection with any collection or enforcement activities with respect to the Investment, in any advertising, printed material, electronic medium or other medium or in any other manner whatsoever.

5.3            Representations and Warranties of the Company. The Company hereby represents and warrants to SPV as follows:

(a)            the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company has all requisite power and authority to enter into and discharge its obligations under this Agreement; the execution and delivery by the Company of this Agreement and performance and compliance by the Company with the terms of this Agreement have been duly authorized by all necessary action on the part of the Company and will not violate the Company’s organizational documents or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Company is a party or by which it or its properties may be bound or affected;

(b)            this Agreement constitutes the valid, legal and binding obligations of the Company, enforceable against the Company in accordance with the Agreement’s terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (whether considered in a proceeding or action in equity or at law); and

(c)            as of the date hereof, no litigation is pending or, to the Company’s knowledge, threatened against the Company, the consequences of which would prohibit its entering into this Agreement or that would materially and adversely affect the condition (financial or otherwise) or operations of the Company or the consequences of which would materially and adversely affect its performance hereunder.

(d)            Accredited Investors; Investment for Own Account. The Company represents and warrants that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933. The Company represents that it is making the Investment with Company Funds solely for its own account and beneficial interest for investment and not with a view to or for sale in connection with any distribution of securities, has no present intention of selling, granting any participation in the same, and does not presently have reason to anticipate a change in such intention.

(e)            Information and Sophistication. The Company acknowledges that it has received all the information it has requested from SPV that it considers necessary or appropriate for deciding whether to invest the Company Funds. The Company represents that it has had an opportunity to ask questions and receive answers from SPV and its officers regarding the terms and conditions of the Investment and to obtain any additional information necessary to verify the accuracy of the information given the Company. The Company further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of the Investment.

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

(f)            Ability to Bear Economic Risk and Knowledge of Certain Risk Factors. The Company acknowledges that investment in the Investment involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, await payment of Investment Proceeds for an indefinite period of time and to suffer a complete loss of its investment. The Company has evaluated the risks involved in investing in the Investment and has determined that the Investment is a suitable investment for the Company.

SECTION 6
GOVERNING LAW; JURISDICTION

6.1            Governing Law. The laws of the State of New York shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties without regard to conflicts of law principals.

6.2            Jurisdiction; Waiver of Jury Trial.

(a)            Each Party hereby irrevocably (i) submits to the exclusive jurisdiction of any state or federal court in the State of New York, in any action or proceeding arising out of or relating to this Agreement, the relations between the Parties and any matter, action or transaction described in this Agreement, whether in contract, tort or otherwise, (ii) agrees that such courts shall have exclusive jurisdiction over such actions or proceedings, (iii) waives the defense that New York is an inconvenient forum to the maintenance and continuation of such action or proceeding, (iv) consents to the service of any and all process in any such action or proceeding by the mailing of copies (certified mail, return receipt requested and postage prepaid) of such process to them at their addresses specified in Section 7.1 and (v) agrees that a final and non-appealable judgment rendered by a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. In the event that an action or proceeding is initiated in one of the courts referenced above and is pending, the Parties agree, for the convenience of the Parties and subject to any limitations on subject matter jurisdiction of the court, to initiate any counterclaims or related actions in the same proceeding (as opposed to a separate proceeding in any of the other courts specified above). In the event that any suit or action is instituted under or in relation to this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, including such reasonable fees and expenses of attorneys and accountants and all fees, costs and expenses of appeals.

(b)            EACH PARTY HERETO, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION, LAWSUIT OR PROCEEDING RELATING TO ANY DISPUTE ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DESCRIBED IN THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, OR DISPUTE BETWEEN THE PARTIES (INCLUDING DISPUTES WHICH ALSO INVOLVE OTHER PERSONS).

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

SECTION 7
MISCELLANEOUS

7.1            Notices. Any notice, payment, demand, or communication required or permitted to be given pursuant to any provision of this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by postage prepaid, registered mail (airmail internationally) or (iii) delivered by nationally recognized overnight courier, addressed as follows, or to such other address as such Person may from time to time specify by notice to the other Party:

(a)

(b)

Any such notice, payment, demand, or communication shall be deemed to be delivered, given, and received for all purposes hereof (i) on the date of receipt if delivered personally or by courier or (ii) five (5) days after posting if transmitted by mail.

7.2            Indemnity by SPV and by the Company. SPV agrees to indemnify, defend and hold harmless the Company and its Affiliates from and against any and all claims, losses, liabilities, damages, penalties, fines, forfeitures, and judgments, and all reasonable legal and accounting fees and other fees, expenses and costs of any kind resulting from or arising out of (i) any failure of SPV to comply with and perform all of its duties and agreements hereunder, (ii) any breach by SPV of any term, condition, representation or covenant of SPV set forth in this Agreement, (iii) and any and all claims, actions or proceedings brought against the Company or any Affiliate thereof by any third party as a result of or based upon actions or inactions by SPV in the performance of its obligations under this Agreement, including any failure by SPV, any Service Provider or any of their agents, representatives or employees to comply with all applicable debt collection laws, rules and regulations and any other action taken in collection of the Investment, and (iv) fraud and willful misconduct. By its execution below, SPV agrees to use commercial best efforts to cause the SPV Members, upon and during the continuance of a Trigger Event, to guaranty to the Company the payment and performance of SPV’s obligations under Section 7.2(iv) and to sign a pledge agreement in favor of the Company pledging the SPV Members’ membership interests in SPV to secure such guaranty; provided, however, that (A) in no event shall any such indemnification by the SPV Members extend to a default upon SPV’s obligation to repay any investment of Company Funds to the extent such default arises from insufficient Investment Proceeds, and (B) for the avoidance of doubt, SPV’s obligation to use commercial best efforts to cause such guaranty and pledge by the SPV Members under this Section 7.2 shall become effective only upon the occurrence and continuation of a Trigger Event.

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

The Company agrees to indemnify, defend and hold harmless SPV and its Affiliates, its officers, directors, employees, agents, attorneys, representatives and successors and assigns from and against any and all claims made or threatened by any third party and any related losses, expenses, damages, costs or liabilities, including any reasonable attorneys’ fees and expenses incurred in investigation and defense resulting from or arising out of (i) any failure of the Company to comply with and perform all of its duties and agreements hereunder, (ii) any breach by Company of any term, condition, representation or covenant of Company set forth in this Agreement, (iii) and any and all claims, actions or proceedings brought against SPV or any Affiliate thereof by any third party as a result of or based upon actions or inactions by the Company in the performance of its obligations under this Agreement or in relation to the Investment, including any failure by the Company, or any of its agents, representatives or employees to comply with all applicable laws,

7.3            Heading. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

7.4            Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

7.5            Further Action. Each Party agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

7.6            Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.7            Amendments. This Agreement may be amended, modified or supplemented only in a written amendment executed by each of the Parties hereto.

7.8            Survival. The respective obligations of the Parties and set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the acquisition of the Investment pursuant to the Purchase Agreement.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

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FLOCK FINANCIAL, LLC	JOINT INVESTMENT AGREEMENT

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the date first written above.

THE COMPANY:

FLOCK FINANCIAL, LLC

By:	/s/ Jeffrey M. Shaver
Name: Jeffrey M. Shaver
Title: CFO

CLIENT:

SPV:

DISTRESSED ASSET PORTFOLIO I, LLC

By:	/s/ David G. Rosenberg
Name: David G. Rosenberg
Title: Managing Member

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